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     Because  the  electronic  format  of filing  Form  N-SAR  does not  provide adequate space for responding to Items 72DD, 73A, 74U and 74V correctly, the correct answers are as follows:

     Evergreen Core Bond Fund

                  72DD              73A              74U               74V


                  Dollar            Per Share        Shares


                  Distributions     Distributions    Outstanding       NAV
     ---------------------------------------------------------------------



     Class A      19,148,882        0.43             42,795,919        10.65


     Class B      10,027,078        0.36             25,788,115        10.65


     Class C      4,973,450         0.36             13,337,229        10.65


     Class I      152,850,766       0.47             346,685,655       10.65


     Class IS     2,170,536         0.44             4,908,283         10.65


     Class R      953               0.22             18,004            10.65